Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the First Amended and Restated 2022 Long-Term Incentive of Proto Labs, Inc. of our reports dated February 21, 2023, with respect to the consolidated financial statements of Proto Labs Inc. and the effectiveness of internal control over financial reporting of Proto Labs, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Minneapolis, Minnesota
August 4, 2023